                                            Registration No.___ -____________
=============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                            __________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                      CHEMICAL FINANCIAL CORPORATION
          (Exact Name of Registrant as Specified in its Charter)
                            __________________
                 MICHIGAN                               38-2022454
      (State or Other Jurisdiction of                (I.R.S. Employer
      Incorporation or Organization)             Identification Number)
     333 E. MAIN STREET, MIDLAND, MICHIGAN                 48640
    (Address of Principal Executive Offices)            (Zip Code)

                       CHEMICAL FINANCIAL CORPORATION
                        STOCK INCENTIVE PLAN OF 1997
                          (Full Title of the Plan)

            LORI A. GWIZDALA       Copies to:      JEFFREY A. OTT
        SENIOR VICE PRESIDENT AND             WARNER NORCROSS & JUDD LLP
         CHIEF FINANCIAL OFFICER                900 OLD KENT BUILDING
     CHEMICAL FINANCIAL CORPORATION            111 LYON STREET, N.W.
           333 E. MAIN STREET            GRAND RAPIDS, MICHIGAN 49503-2487
         MIDLAND, MICHIGAN 48640

                    (Name and Address of Agent for Service)

                                 (517) 839-5358
        (Telephone Number, Including Area Code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE
   Title of                             Proposed        Proposed
Securities to be    Amount to be        Maximum         Maximum             Amount of
  Registered         Registered      Offering Price     Aggregate        Registration Fee
                                     Per Share <F3>  Offering Price <F3>
Common Stock,
$10 Par Value    500,000 shares <F1>   $43.625 <F2>     $21,812,500 <F2>    $6,609.85

<F1> Plus an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

<F2> Estimated solely for the purpose of calculating the registration fee.

<F3> On October 14, 1997, the average of the bid and asked prices of the
     Common Stock of Chemical Financial Corporation was $43.625 per share. The registration fee is computed in accordance with Rule 457(h) and
     (c).

-----------------------------------------------------------------------------

                                 PART II.

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)  The Registrant's latest annual report filed pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

          (c) The description of the Registrant's common stock, $10 par value, which is contained in the Registrant's Form 8-A registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant (also referred to as "Chemical") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.


ITEM 4.     DESCRIPTION OF SECURITIES.

          Not applicable.


ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

          Not applicable.


ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Chemical is obligated under its Restated Articles of Incorporation to indemnify its directors, officers, employees and agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the Michigan Business Corporation Act (the "MBCA").

          Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

          A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders.

          Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (1) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (2) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

          The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

          The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.


ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.     EXHIBITS.

          The following exhibits have been filed as part of this registration statement:

EXHIBIT
NUMBER    DOCUMENT

 4(a) Chemical's Restated Articles of Incorporation, previously filed as Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1995, are incorporated herein by reference.

4(b) Chemical's Bylaws, previously filed as Exhibit 4(b) to the Registrant's Form S-8 Registration Statement No. 33-47356 filed April 28, 1992, are incorporated herein by reference.

4(c) The Chemical Financial Corporation Stock Incentive Plan of 1997. Previously filed as Appendix A to Chemical's Definitive Proxy Statement filed with respect to its annual meeting of shareholders held on April 21, 1997. Here incorporated by reference.

5         Opinion Regarding Legality of Securities Offered.

23(a) Consent of Warner Norcross & Judd LLP--Included in Exhibit 5 and incorporated herein by reference.

23(b)     Consent of Ernst & Young LLP.


ITEM 9.     UNDERTAKINGS.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (I)  To include any prospectus required by
               Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or
               events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
               and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(I) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
          Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on this 20th day of October, 1997.


                                  CHEMICAL FINANCIAL CORPORATION


                                  By /s/Aloysius J. Oliver
                                     Aloysius J. Oliver
                                     President and Chief Executive
                                     Officer


         Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

    SIGNATURE                  TITLE                          DATE


/s/James A. Currie         Director                      October 20, 1997
 James A. Currie


/s/Michael L. Dow          Director                      October 20, 1997
 Michael L. Dow


/s/Alan W. Ott             Director and Chairman of      October 20, 1997
Alan W. Ott                  the Board



/s/Frank P. Popoff         Director                      October 20, 1997
 Frank P. Popoff



/s/Lawrence A. Reed        Director                      October 20, 1997
 Lawrence A. Reed

                           Director                      October 20, 1997
 William S. Stavropoulos


/s/Aloysius J. Oliver      President, Chief Executive    October 20, 1997
 Aloysius J. Oliver          Officer and Director
                           (Principal Executive Officer)


/s/Lori A. Gwizdala        Senior Vice President,        October 20, 1997
 Lori A. Gwizdala            Chief Financial Officer and
                             Treasurer
                           (Principal Financial and
                             Accounting Officer)

                         EXHIBIT INDEX



EXHIBIT
NUMBER                    DOCUMENT

4(a)               The Corporation's Restated Articles of
                   Incorporation, filed as Exhibit 3
                   to the Registrant's Quarterly Report on Form
                   10-Q for the period ended June 30, 1995, are incorporated herein by reference

4(b) The Corporation's Bylaws, filed as Exhibit 4(b) to the Registrant's Form S-8 Registration
                   Statement No. 33-47356 filed April 28,
                   1992, are incorporated herein by reference.

4(c)               The Chemical Financial Corporation Stock
                   Incentive Plan of 1997. Previously filed as
                   Appendix A to Chemical's Definitive Proxy
                   Statement filed with respect to its annual meeting of shareholders held on April 21, 1997. Here incorporated by reference.

5                  Opinion Regarding Legality of Securities Offered.

23(a) Consent of Warner Norcross & Judd LLP--Included in Exhibit 5 and incorporated herein by reference.

23(b)              Consent of Ernst & Young LLP.